Exhibit (g)(1)(a)

AMENDMENT TO AMENDED AND RESTATED

GLOBAL CUSTODY AGREEMENT

This AMENDMENT, dated as of October 16, 2025 (the "Amendment") to the AMENDED AND RESTATED GLOBAL CUSTODY AGREEMENT (the “Agreement”) dated June 8, 2021, as amended on August 9, 2021, November 18, 2021, October 19, 2023, July 11, 2024, October 24, 2024, June 3, 2025, and August 7, 2025 among JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), with a place of business at 383 Madison Avenue, New York, New York 10179; JANUS DETROIT STREET TRUST (the “Customer”), a Delaware statutory trust with a place of business at 151 Detroit Street, Denver, Colorado 80206 acting on behalf of each Fund listed in Annex I, and JANUS HENDERSON INVESTORS US LLC as investment manager of Customer and to the extent specified in the Agreement (“Manager”) with a place of business at 151 Detroit Street, Denver, Colorado 80206.

WHEREAS, Customer, Manager, and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain services, and the parties to the Agreement now wish to amend Annex I - Funds of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1.	Amendments. Customer, Manager, and J.P. Morgan hereby agree to amend the Agreement as follows:

a.	Annex I to the Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

2.	Miscellaneous.

a.	As modified and amended hereby, the parties hereto hereby ratify, approve and confirm the Agreement in all respects, and save as varied by this Amendment, the Agreement shall remain in full force and effect.

b.	This Amendment may be executed in counterparts each of which will be deemed an original.

c.	All references to the “Agreement” shall refer to the Agreement, as amended by this Amendment.

d.	This Amendment shall be effective as of the date first written above.

e.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

f.	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

g.	This Amendment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to laws as to conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JANUS DETROIT STREET TRUST

By:	/s/ Jesper Nergaard
Name:	Jesper Nergaard
Title:	Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

JANUS HENDERSON INVESTORS US LLC

By:	/s/ Nick Cherney
Name:	Nick Cherney
Title:	Head of Innovation

JPMORGAN CHASE BANK, N.A.

By:	/s/ Carl Mehldau
Name:	Carl Mehldau
Title:	Executive Director

Annex I

•	Janus Henderson AAA CLO ETF
•	Janus Henderson AA-A CLO ETF
•	Janus Henderson Asset-Backed Securities ETF
•	Janus Henderson B-BBB CLO ETF
•	Janus Henderson Corporate Bond ETF
•	Janus Henderson Emerging Markets Debt Hard Currency ETF
•	Janus Henderson Global Artificial Intelligence ETF
•	Janus Henderson Income ETF
•	Janus Henderson Mid Cap Growth Alpha ETF
•	Janus Henderson Mortgage-Backed Securities ETF
•	Janus Henderson Securitized Income ETF
•	Janus Henderson Short Duration Income ETF
•	Janus Henderson Small Cap Growth Alpha ETF
•	Janus Henderson Small/Mid Cap Growth Alpha ETF
•	Janus Henderson Transformational Growth ETF
•	Janus Henderson U.S. Real Estate ETF

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